EXHIBIT 99.1

GRAPHIC OMITTED

News Release
--------------------------------------------------------------------------------

                       AMERICAN MEDICAL ALERT CORP. POSTS
                            RECORD REVENUES FOR 2002
                ACHIEVES KEY DIVERSIFICATION STRATEGY MILESTONES

OCEANSIDE, N.Y.--March 31, 2003--American Medical Alert Corp. (Nasdaq: AMAC) today reported that net income for the year ended December 31, 2002 increased to $155,619, or $.02 per diluted share, as compared to net income of $109,559, or $.02 per diluted share for the same period in 2001.

Revenues, which consist primarily of monthly recurring revenues (MRR), increased to $14,792,415 for the year ended December 31, 2002, an increase of $845,816 as compared to $13,946,599 for the same period in 2001.

The Company has made substantial progress executing its business plan, now in its final stages, while recording a profit in 2002. The Company believes the principal objectives of its strategy are being realized, despite certain variances to the projections made for 2002. These variances were primarily due to (i) higher than expected research & development costs due to certain additional engineering and development costs necessary to facilitate the inclusion of biometrics monitoring capability in the PERSBuddy; (ii) unanticipated payroll levels due to the delay in the implementation of certain planned cost reduction initiatives; (iii) monitoring revenues generated from PERS sales/rentals being lower than expected; and (iv) the recording of a reserve in connection with a possible settlement on a previously filed claim."

AMAC's chairman and CEO, Howard M. Siegel, commented: "We affirm and are completely committed to our growth and diversification strategy. We believe the telephone answering service (TAS) business, including our "value added" health care communication services capability, will provide the Company with significant growth opportunities going forward. Our investment in the new consolidated communication center in Long Island City, New York, will provide the infrastructure to expand the size and capabilities of our service, while fostering greater operating efficiency. We also believe the commercial release of the Company's integrated disease management monitoring system (PERS Buddy), expected in the second quarter of 2003, will mark another milestone in support of our strategic goal to become a comprehensive health care communications provider."
ABOUT AMAC

AMAC is a national provider of remote health monitoring devices and 24/7 communication services designed to promote early medical intervention and improve quality of life for senior, disabled and chronically ill populations. AMAC's product and service offerings include Personal Emergency Response Systems
(PERS),
electronic medication reminder devices, disease management monitoring appliances and 24/7 medical on-call and emergency response monitoring. AMAC operates several National Medical On-Call and Communication Centers allowing access to trained response professionals 24/7.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.

Statements of income for the years ended December 31, 2002 and 2001 and balance sheets as of December 31, 2002 and 2001 are attached.

Contact:
     American Medical Alert
     Randi Baldwin, 516/536-5850

SELECTED FINANCIAL DATA


                                                           Year Ended                                 Three Months Ended
                                                 12/31/2002          12/31/2001                 12/31/2002           12/31/2001
                                                 ----------          ----------                 ----------           ----------

Revenues                                        $ 14,792,415         $13,946,599               $ 3,777,546          $ 3,683,857

Net Income (Loss)                               $    155,619         $   109,559               $  (147,519)         $    (8,666)

Net Income (Loss) per Share
     Basic                                      $       0.02         $      0.02               $     (0.02)         $       0.00
     Diluted                                    $       0.02         $      0.02               $     (0.02)         $       0.00

Basic Weighted Average
 Shares Outstanding                                7,188,294           6,433,275                 7,426,739            6,451,192

Diluted Weighted Average
 Shares Outstanding                                7,552,002           6,539,659                 7,520,973            6,580,229


CONDENSED BALANCE SHEET


                                                                      December 31,             December 31,
                                                                          2002                     2001
                                                                          ----                     ----
                 ASSETS

Current Assets                                                       $ 7,158,154               $ 4,773,903
Inventory of Medical Devices                                                   -                         -
Fixed Assets - Net                                                     7,221,088                 7,732,051
Other Assets                                                           2,601,405                 1,925,389
                                                                     -----------               -----------

     TOTAL ASSETS                                                    $16,980,647               $14,431,343
                                                                     ===========               ===========


            LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                                                  $ 2,351,936               $ 3,016,825
Deferred Income Tax                                                      597,000                   519,000
Longterm Debt                                                          1,079,506                   599,573
Longterm Capital Lease                                                   156,448                   180,065
Put Warrant Obligation                                                   181,000                   319,000
Other Liabilities                                                         55,500                    61,466
                                                                     -----------               -----------

     TOTAL LIABILITIES                                               $ 4,421,390               $ 4,695,929

Stockholders' Equity                                                  12,559,257                 9,735,414

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $16,980,647               $14,431,343
                                                                     ===========               ===========


Effective June 30, 2002, the amounts previously reported as "Inventory of medical devices held for lease" have been reclassified as a component of fixed assets.